AMENDED AND RESTATED SECURITY AGREEMENT

This AMENDED AND RESTATED SECURITY AGREEMENT (“Security Agreement”) is executed effective as of June 30, 2010 by and among HEMIWEDGE INDUSTRIES, INC. (formerly called Shumate Industries, Inc.), a Delaware Corporation (“Industries”), HEMIWEDGE VALVE CORPORATION, a Texas corporation (”Hemiwedge”) (Industries and Hemiwedge being hereinafter sometimes collectively referred to as the (“Grantors”) and EADS INVESTMENTS I, LLC., of 18305 Kitzman Road, Cypress, Texas, 77429, (“Investments”) and D. BRADLEY MCWILLIAMS (“McWilliams”), of 710 North Post Oak Road, Suite 400, Houston, Texas, 77024, (Investments and McWilliams herein collectively called the (“Secured Parties”).

RECITALS:

A.  The Grantors are liable to the Secured Parties for the indebtedness and obligations described in that certain Amended and Restated Loan Agreement (“Loan Agreement”) and Amended and Restated Promissory Note (Demand Note) (“Note”) and all other loan documents executed by the Grantors in connection with such Loan Agreement and Note, each of even date herewith (collectively, the “Loan Documents”).

B.  The Grantors have agreed to secure payment of the indebtedness and obligations under the Loan Documents and other indebtedness and obligations described herein (collectively, the “Indebtedness”) by granting the security interests described in this Security Agreement.

C.  Pursuant to an Assignment of Note, Loan Documents and Security Interests (“Assignment Agreement”) by and between the Secured Parties (as Assignees) and Stillwater National Bank and Trust Company), a national bank domiciled in Oklahoma (the “Prior Lender”)  the Secured Parties have taken an assignment of all the liens, rights, titles and benefits of Prior Lender, under and pursuant to that certain Amended and Restated Security Agreement, effective as of September 30, 2008, by and among the Borrowers, SHUMATE MACHINE WORKS, INC (“Shumate”) and the Prior Lender (the “Prior Lender Security Agreement”), which Prior Lender Security Agreement was given in consideration of and as collateral for all indebtedness and obligations of the Grantors to the Prior Lender under a Loan and Consolidation Agreement and an Amended and Restated Promissory Note (Term Note), each dated with effect from September 30, 2008, among the Grantors, Shumate and the Prior Lender and certain other documents identified and described in the Assignment Agreement (collectively the “Prior Loan Documents”).

D.  This Security Agreement grants the liens and security interests set forth herein and also extends, renews, amends and restates in their entirety, but does not extinguish or release, the Prior Security Agreement.

E.  All of the Recitals set forth in the Loan Agreement and not otherwise revised herein or in conflict herewith are incorporated herein and made applicable to this Security Agreement verbatim.

F.  A condition precedent to the Secured Parties purchasing the Prior Loan Documents, for continuing to extend and renew the indebtedness under by the Prior Loan Documents and for executing the Loan Documents is that the Grantors shall execute and deliver this Security Agreement to the Secured Parties.

G.  The Grantors have each determined that the execution, delivery and performance of this Security Agreement directly benefits and are in the best interests of each such Grantor.

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Secured Parties to purchase the Prior Loan Documents and all liens and indebtedness of Grantors thereunder from the Prior Lenders and to execute the Loan Documents, the Grantors hereby each agree with the Secured Parties, for the benefit of each of them, as follows:

Section 1.         Definitions.

(a)          Reference is hereby made to the Loan Agreement for a statement of the terms thereof. All capitalized terms used in this Security Agreement and the recitals hereof which are defined in the Loan Agreement or in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Texas (the "Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided, that terms used herein which are defined in the Code as in effect in the State of Texas on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Secured Parties Amended otherwise determine.

(b)          Further, the following terms shall have the respective meanings provided for in the Code: "Accounts", "Cash Proceeds", "Chattel Paper", "Commercial Tort Claim", "Commodity Account", "Commodity Contracts", "Documents", "Equipment", "Fixtures", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Rights", "Noncash Proceeds", "Payment Intangibles", "Proceeds", "Promissory Notes", "Record", "Security Account", "Software", and "Supporting Obligations".

(c)          As used in this Security Agreement the terms defined in the opening paragraph and Recitals hereto bear the meanings given to them in such opening paragraph and Recitals, respectively, and, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“A/R Facility” shall have the same meaning as set forth in the Loan Agreement.

“Collateral” means all property, assets or rights in which a security interest is granted hereunder.

"Copyright Licenses" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any copyright (including, without limitation, all Copyright Licenses set forth in Schedule II hereto).

"Copyrights" means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by any Grantor (including, without limitation, all copyrights described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

"Deposit Accounts" means all "deposit accounts" (as defined in the Code) or other receipts, now owned or hereafter acquired by any Person or in which a Person has or acquires any rights, covering, evidencing or representing proceeds of any of the Collateral, including without limitation, proceeds of Accounts, General Intangibles, Assigned Contracts and Pending Claims.

"General Intangibles" means all "general intangibles" (as defined in the Code), now or hereafter owned or acquired by a Person or in which a Person now or hereafter has or acquires any rights, including but not limited to, all obligations or indebtedness owing to a Person and all rights, title and interest which a Person may now have or hereafter have, in or under all contracts, causes of action (including without limitation, the Pending Claims), franchises, tax refund claims, customer lists, intellectual property, license royalties, goodwill, trade secrets, proprietary or confidential information, data bases, business records, data, skill, expertise, experience, processes, models, drawings, materials and records, permits and licenses, warranties, manuals, software and other intangible property of every kind and nature.

“General Intangible Accounts” means all accounts receivable and right to receive payment of a monetary obligation whether or not earned by performance, for General Intangibles, including Intellectual Property, that have been sold, leased, licensed, assigned or otherwise disposed of by Borrowers or either of them.

"Intellectual Property" means the Copyrights, Trademarks and Patents.

“Liens” has the meaning set forth in the Loan Agreement.

"Licenses" means the Copyright Licenses, the Trademark Licenses and the Patent Licenses.

“Loans” means all outstanding loans and other financial accommodations granted the Borrower under the Loan Documents.

“Loan Documents” means collectively, the Loan Documents, and all Related Documents.

 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) results of operations of any Grantor, taken as a whole; (b) a material impairment of the ability of any Grantor, taken as whole, to perform any of their respective obligations under the Loan Documents; (c) a material adverse change on any substantial portion of the Collateral; (d) a material adverse effect on the perfection or priority of any lien granted to the Secured Parties under the Loan Documents, taken as a whole; or (e) a material adverse effect on the legality, validity, binding effect or enforceability against any Grantor of the Loan Documents to which they are parties, except to the extent, with respect to the preceding clauses (a) to (e), such material adverse effect was caused by the Secured Parties or either of them.

"Motor Vehicles" has the meanings given such term in Section 4(1).

“Obligations” shall have the meaning set forth in Section 3.

“Parties” means the parties to this Security Agreement and “Party” means any one of them.

"Patent Licenses'" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule II hereto).

"Patents'" means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

"Pending Claims" means all right title and interest now or hereafter owned or acquired by a Person or in which a Person now or hereafter has or acquires any rights, arising pursuant to or in connection with claims or causes of action, however asserted, against any other Person.

“Person” means any individual, corporation, limited liability company, trust, partnership, company, joint venture, governmental authority or other entity.

“Permitted Liens” has the meaning set forth in the Loan Agreement.

“Related Documents” has the meaning set forth in the Loan Agreement.

"Trademark Licenses" means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Grantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule II hereto).

"Trademarks'" means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a's, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by any Grantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a's, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of any Grantor relating to the distribution of products and services in connection with which any of such marks are used.

(d)          Other Interpretive Provisions.

(i)       The meanings of defined terms herein are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word Grantor and “Grantor” and “Secured Party” shall be so  construed.

(ii)      Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein”, and “hereunder, and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not any particular provision in this Security Agreement.

(iii)     The term “including” is not limiting, and means “including, without limitation”.

(iv)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(v)     Unless otherwise expressly provided herein, (A) references to agreements (including this Security Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, and other modifications thereto, and (B) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statue or regulation.

Section 2.         Grant of Security Interest. As collateral security for all of the Obligations (as defined in Section 3 hereof), each Grantor hereby pledges and assigns to the Secured Parties for the benefit of each of them jointly a continuing security interest in, all of the following property of each such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (collectively, the "Collateral"), including, without limitation, the following:

(a)          all Accounts

(b)          all Chattel Paper (whether tangible or electronic);

(c)          all Deposit Accounts, all cash, and all other property from time to time deposited therein and the monies and property in the possession or under the control of any Lender or any affiliate, representative, agent or correspondent of any Lender;

(d)          all Documents;

(e)          all Equipment;

(f)           all Fixtures;

(g)          all General Intangibles (including, without limitation, all Payment Intangibles);

(h)          all General Intangible Accounts;

(i)           all Goods;

(j)           all Instruments (including, without limitation, Promissory Notes);

(k)          all Inventory;

(l)           all Investment Property;

(m)         all Copyrights, Patents and Trademarks, and all Licenses;

(n)          all Letter-of-Credit Rights;

(o)          all Supporting Obligations;

(p)          all Pending Claims;

(q)          all Motor Vehicles;

(r)           all assets and property of Grantors currently located in China or other parts of the world outside of the United States, including all drawings, patterns, molds, fixtures, gauges, tools and other materials used in the manufacture of Grantors’ products and inventory.

(s)          all other tangible and intangible personal property of each Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and including all books, correspondence, files and other Records, all tapes, disks, cards, Software, data and computer programs in the possession of or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the clause (preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof;

(t)          all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral; in each case howsoever such Grantor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise). Notwithstanding anything contained in this Security Agreement to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in any of such Grantor's right, title or interest in any license, contract or agreement to which such Grantor is a party as of the date hereof or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement on the date hereof result in a breach of the terms of, or constitute a default under, such license, contract or agreement (other than to the extent that any such term (x) has been waived or (y) would be rendered ineffective pursuant to Sections, 9.406, 9.408, 9.409 or other applicable provisions of the Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that in the case of this sub clause (ii), (A) immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (B) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Secured Parties' unconditional continuing security interest in and liens upon any rights or interests of the Grantor in or to monies due or to become due under any such license, contract or agreement.

Section 3.        Security for Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (collectively, the "Obligations"):

(a)          the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration demand or otherwise), of all amounts from time to time owing by it in respect of the Loan Documents, including, (i) all principal of and interest on the Loans, and (ii) all fees, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document; and

(b)          the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

Section 4.         Representations and Warranties.  Each Grantor jointly and severally represents and warrants as follows:

(a)          Grantors’ Names.  Schedule I hereto sets forth (i) the exact legal name of each Grantor and (ii) the organizational identification number of each Grantor (or indicates that such Grantor has no organizational identification number).

(b)          Due Organization/Qualification.  Each Grantor (i) is a corporation, duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization as set forth on Schedule I hereto, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute, deliver and perform this Security Agreement, and to consummate the transactions contemplated hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect..

(c)          Due Authorization.  The execution, delivery and performance by each Grantor of this Security Agreement (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties (other than pursuant to any Loan Document), and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to it or its operations or any of its properties.

(d)          Legal and Binding Obligations.  This Security Agreement is, and when executed and delivered, will be, a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)          No Pending Actions.  There is no pending or, to the best knowledge of any Grantor, threatened action, suit, proceeding or claim affecting any Grantor before any court or other Governmental Authority or any arbitrator, that may adversely affect the grant by any Grantor, or the perfection of the security interests purported to be created hereby in the Collateral, or the exercise by the Secured Parties of any of its rights or remedies hereunder.

(f)           Tax Returns.   Except as otherwise specifically set forth in the Loan Agreement,  all federal, state and local tax returns and other reports required by applicable law to be filed by any Grantor have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Grantor or any property of any Grantor and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(g)          Equipment/Fixtures/Goods/Inventory. All Equipment, Fixtures, Goods and Inventory now existing are, and all Equipment, Fixtures, Goods and Inventory hereafter existing will be, located and/or based at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof). Each Grantor's chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Trade Accounts and all originals of all Chattel Paper are located at the addresses specified therefore in Schedule III hereto.  Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Security Agreement, of each Deposit Account, Securities Account and Commodities Account of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account. Set forth in Schedule II hereto is (i) a complete and correct list of each trade name used by each Grantor and (ii) the name of, and each trade name used by, each Person from which such Grantor has acquired any substantial part of the Collateral.

(h)         Licenses.  Each Grantor has delivered to the Secured Parties complete and correct copies of each License described in Schedule II hereto, including all schedules and exhibits thereto, which represents all of the Licenses existing on the date of this Security Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of any Grantor or any of its Affiliates in respect thereof. Each License now existing is, and each other License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No default thereunder by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such Party.

(i)           Ownership of Intellectual Property.  The Grantors own or license, or otherwise have the right to use, all trademarks, Patents and Copyrights, which are the only trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, and rights of publicity necessary to conduct their business in substantially the same manner as conducted as of the date hereof. Schedule II hereto sets forth a true and complete list of all Intellectual Property and Licenses owned or used by each Grantor as of the date hereof. All such Intellectual Property is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth in Schedule II, no such Intellectual Property is the subject of any licensing or franchising agreement. No Grantor has any knowledge of any conflict with the rights of others to any Intellectual Property, no Grantor is now infringing or in conflict with any such rights of others and, to the best of Grantor’s knowledge, no other Person is now infringing or in conflict with any such properties, assets and rights owned or used by any Grantor, except for such infringements or conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. No Grantor has received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party.

(j)           Ownership of Collateral.  The Grantors are and will be at all times the sole and exclusive owners of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for (i) the Lien created by this Security Agreement and (ii) the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except (A) such as may have been filed in favor of the Secured Parties relating to this Security Agreement and (B) such as may have been filed to perfect or protect any Permitted Lien.

(k)        No Contract Breaches.  The exercise by the Secured Parties of any of their rights and remedies hereunder will not contravene any law or any material contract or any contractual restriction binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties (other than pursuant to this Security Agreement and the other Loan Documents).

(1)        No Filing Required.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, or any other Person, is required for (i) the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral or (ii) the exercise by the Secured Parties of any of its rights and remedies hereunder, except (A) for the filing under the Uniform Commercial Code as in effect in the applicable jurisdictions of the financing statements as described in Schedule V hereto, all of which financing statements, filings, and other recordings, as applicable, have been duly filed and are in full force and effect, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property, for the recording of the appropriate Assignment for Security in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to the perfection of the security interest created hereby in foreign Intellectual Property and Licenses, for registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to the Intellectual Property and Licenses, (D) with respect to the perfection of the security interest created hereby in motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a certificate of title or ownership (collectively, the "Motor Vehicles"), for the submission of an appropriate application requesting that the Lien of the Secured Parties be noted on the certificate of title or ownership, completed and authenticated by the applicable Grantor, together with the certificate of title, with respect to each Motor Vehicle, to the appropriate state agency, (E) with respect to any action that may be necessary to obtain control of Collateral described in Sections 5(i) and 5(k) hereof, the taking of such action and (F) the taking possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral.

(m)         Legal and Binding Security Interest.  This Security Agreement creates in favor of each of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, as security for the Obligations. The Secured Parties' having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral and obtaining control of all Collateral described in Sections 5(i) and 5(k) hereof from time to time, the recording of the appropriate Assignment for Security executed pursuant hereto in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the submission of an appropriate application requesting that the Lien of the Secured Parties be noted on the certificate of title or ownership, completed and authenticated by the applicable Grantor, together with the certificate of title or ownership, with respect to such Motor Vehicles, to the applicable state agency, and the filing of the financing statements and the other filings and recordings, as applicable, described in Schedule V hereto and, with respect to the Intellectual Property hereafter existing and not covered by an appropriate Assignment for Security, the recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, of appropriate instruments of assignment, result in the perfection of such security interests. Such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, perfected, first priority security interests, subject only to the Permitted Liens and the taking of actions described in this Section 4(m). Such recordings and filings and all other action necessary or desirable to perfect and protect such security interest have been duly taken, except for (i) the Secured Parties’ having possession of Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Secured Parties obtaining control of any Collateral described in Sections 5(i) and 5(k) of this Security Agreement after the date hereof, (iii) the other filings and recordations described in Section 4(1) hereof, and (iv) the submission of an appropriate application requesting that the Lien of the Secured Parties be noted on the certificate of title or ownership with respect to any Motor Vehicle, completed and authenticated by the applicable Grantor, together with the certificate of title or ownership with respect to such Motor Vehicle, to the applicable state agency.

(n)          No Commercial Tort Claims.  As of the date hereof, no Grantor holds any Commercial Tort Claims or is aware of any such pending claims, except for such claims described in Schedule VI.

(o)          Hemiwedge’s Stock.  The shares and stock of Hemiwedge are (i) not dealt in or traded on securities exchanges or in securities markets, (ii) securities for purposes of Article 8 of any relevant Uniform Commercial Code, and (iii)  evidenced by a stock certificate.

Section 5.         Covenants as to the Collateral. So long as any of the Obligations shall remain outstanding and all Commitments shall not have expired or terminated, unless the Secured Parties shall otherwise consent in writing, then:

 (a)         Further Assurances.  Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that the Secured Parties may reasonably request in order to (i) enable the Secured Parties to perfect and protect the security interest purported to be created hereby; (ii) enable the Secured Parties to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise effect the purposes of this Security Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper, Licenses and Records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Secured Parties, indicating that such Chattel Paper, License or Collateral is subject to the security interest created hereby, (B) executing and filing (to the extent, if any, that such Grantor's signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that the Secured Parties may reasonably request in order to perfect and preserve the security interest purported to be created hereby, (C) furnishing to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral in each case as the Secured Parties may reasonably request, all in reasonable detail, (D) if any Collateral shall be in the possession of a third party, notifying such Person of the Secured Parties' security interest created hereby and obtaining a written acknowledgment from such Person that such Person holds possession of the Collateral for the benefit of the Secured Parties, which such written acknowledgement shall be in form and substance reasonably satisfactory to the Secured Parties, (E) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim, immediately notifying the Secured Parties in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Secured Parties a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to the Secured Parties, (F) upon the acquisition after the date hereof by any Grantor of any Motor Vehicle or other item of Equipment subject to a certificate of title or ownership causing the Secured Parties to be listed as the lienholder on such certificate of title or ownership and delivering evidence of the same to the Secured Parties, (G) if any Account shall be evidenced by Promissory Notes or other Instruments or Chattel Paper, delivering and pledging to the Secured Parties all such Promissory Notes, Instruments or Chattel Paper, all in form and substance satisfactory to the Secured Parties, and (H) taking all actions required by the Uniform Commercial Code or by other law, as applicable, in any relevant Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

(b)          Location of Equipment and Inventory.  Each Grantor will keep the Equipment and Inventory (other than used Equipment and Inventory sold in the ordinary course of business in accordance with Section 5(g) hereof and any Equipment and Inventory that is located on any Vessel) at one or more of the locations specified therefor in Section 4(g) hereof or, upon not less than thirty (30) days' prior written notice to the Secured Parties accompanied by a new Schedule III hereto indicating each new location of the Equipment and Inventory, at such other locations in the continental United States, as the Grantors may elect, provided that (i) all action has been taken to grant to the Secured Parties a perfected, first priority security interest in such Equipment and Inventory (subject only to Permitted Liens), and (ii) the Secured Parties' rights in such Equipment and Inventory, including, without limitation, the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not adversely affected thereby.

(c)          Condition of Equipment.  Each Grantor will maintain or cause the Equipment to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any Equipment within a commercially reasonable time after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice, or which the Secured Parties may reasonably request to such end.

(d)          Property Taxes, Etc.  Each Grantor jointly and severally agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent otherwise provided in the Loan Agreement.

(e)          Insurance.

(i)       Each Grantor will maintain insurance with respect to its properties in accordance with Section 7.15 of the Loan Agreement.

(ii)      Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 4.5 shall be applied in accordance with the provisions of Section 4.5 of the Loan Agreement.

(f)           Provisions Concerning the Accounts and the Licenses.

(i)       No Grantor shall, without the prior written consent of the Secured Parties, change (A) such Grantor’s name, identity or organizational structure, (B) its jurisdiction of incorporation as set forth in Section 4(b) hereof, or (C) its chief executive office as set forth on Schedule III hereto. Each Grantor shall (x) immediately notify the Secured Parties upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number, and (y) keep adequate records concerning the Chattel Paper and permit representatives of the Secured Parties pursuant to the terms of the Loan Agreement to inspect and make abstracts from such Records and Chattel Paper.

(ii)      Each Grantor will, except as otherwise provided in this Section 5(f), continue to collect, at its own expense, all amounts due or to become due under its Accounts in accordance with its usual business practices and terms of the Loan Documents. In connection with such collections, each Grantor may (and, at the Secured Parties’ direction, will) take such action as such Grantor or the Secured Parties, as the case may be, deem necessary or advisable to enforce collection or performance of General Intangible Accounts.  Upon the occurrence and during the continuance of any Default an Event of Default, Secured Parties may send notice in writing to all General Intangible Accounts’ payers requesting them to make all payments on such Accounts directly to the Secured Parties.

(iii)     Upon the occurrence and during the continuance of any breach or default under any License described in Schedule II hereto by any party thereto other than a Grantor, (A) the relevant Grantor will, promptly after obtaining knowledge thereof, give the Secured Parties written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto, (B) no Grantor will, without the prior written consent of the Secured Parties, declare or waive any such breach or default or affirmatively consent to the cure thereof or exercise any of its remedies in respect thereof, and (C) each Grantor will, upon written instructions from the Secured Parties and at such Grantor’s expense, take such action as the Secured Parties may deem necessary or advisable in respect thereof.

(iv)    Each Grantor will, at its expense, promptly deliver to the Secured Parties a copy of each notice or other communication received by it by which any other party to any License referred to in Schedule II hereto purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by such Grantor thereto.

(v)     Each Grantor will exercise promptly and diligently each and every right which it may have under each License (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each License and will take all action necessary to maintain such Licenses in full force and effect. No Grantor will, without the prior written consent of the Secured Parties, cancel, terminate, amend or otherwise modify in any material respect, or waive any provision of, any License referred to in Schedule II hereto.

(g)          Transfers and Other Liens.

(i)      Except to the extent expressly permitted by the Loan Agreement, no Grantor will sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral.

(ii)     Except to the extent expressly permitted by the Loan Agreement, no Grantor will create, suffer to exist or grant any Lien upon or with respect to any Collateral.

(h)          Intellectual Property.

(i)      If applicable, each Grantor will execute and deliver the applicable Assignment for Security required by the U.S. Patent Office in the form acceptable to the Secured Parties.  Each Grantor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using the Trademarks on each applicable trademark class of goods in order to so maintain the Trademarks in full force, free from any claim of abandonment for non-use, and no Grantor will (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated; provided, however, that so long as no Event of Default has occurred and is continuing, no Grantor shall have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or work, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Security Agreement or (C) that is substantially the same as another Intellectual Property that is in full force, so long the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Security Agreement. Each Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property (other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors shall (x) upon learning of such infringement, misappropriation, dilution or other violation, promptly notify the Secured Parties and (y) to the extent the Grantors shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Grantors shall deem appropriate under the circumstances to protect such Intellectual Property. Each Grantor shall furnish to the Secured Parties, from time to time upon the Secured Parties’ request, statements and schedules further identifying and describing the Intellectual Property and Licenses, and such other reports in connection with the Intellectual Property and Licenses as the Secured Parties may reasonably request, all in reasonable detail and promptly upon request of the Secured Parties, following receipt by the Secured Parties of any such statements, schedules or reports, the Grantors shall modify this Security Agreement by amending Schedule II hereto, to include any Intellectual Property or License, as the case may be, which becomes part of the Collateral under this Security Agreement, and the Grantors shall execute and authenticate such documents and do such acts as shall be necessary or, in the judgment of the Secured Parties, desirable to subject such Intellectual Property and Licenses to the Lien and security interest created by this Security Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, no Grantor may abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of the Secured Parties, and if any such Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors will take such action as the Secured Parties shall deem appropriate under the circumstances to protect such Intellectual Property.

(ii)     In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof unless it gives the Secured Parties prior written notice thereof. Upon request of the Secured Parties, each Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as the Secured Parties may reasonably request to evidence the Secured Parties’ security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints the Secured Parties its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the termination of all Commitments, the indefeasible repayment of all of the Obligations in full and the termination of each of the Loan Documents.

(i)           [Intentionally Deleted]

(j)           Motor Vehicles.

(i)      Each Grantor shall (a) cause all Motor Vehicles, now owned or hereafter acquired by any Grantor, which under applicable law are required to be registered, to be properly registered in the name of such Grantor, (b) cause all Motor Vehicles, now owned or hereafter acquired by any Grantor, the ownership of which under applicable law (including without limitation, any Motor Vehicle Law), is evidenced by a certificate of title or ownership, to be properly titled in the name of such Grantor, with, upon Secured Parties’ request, the Secured Parties’ Lien noted thereon and (c) upon Secured Parties’ request, deliver to the Secured Parties (or its custodian) originals of all such certificates of title or ownership for such Motor Vehicles.

(ii)     Upon the acquisition after the date hereof by any Grantor of any Motor Vehicle or other Equipment subject to a certificate of title or ownership (other than a Motor Vehicle or Equipment to be acquired that is subject to a purchase money security interest permitted by the Loan Agreement), such Grantor shall deliver to the Secured Parties originals of the certificates of title or ownership for such Motor Vehicle, together with the manufacturer’s statement of origin, and ,upon Secured Parties’ request, an application duly executed by the appropriate Grantor to evidence the Secured Parties’ Lien thereon.

(iii)    Each Grantor hereby appoints the Secured Parties as its attorney in- fact, effective the date hereof and terminating upon the termination of this Security Agreement, for the purpose of (A) executing on behalf of such Grantor title or ownership applications for filing with appropriate state agencies to enable Motor Vehicles now owned or hereafter acquired by such Grantor to be retitled and the Secured Parties listed as lienholder thereof, (B) filing such applications with such state agencies, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Grantor as the Secured Parties may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of the Secured Parties a perfected Lien on the Motor Vehicles and exercising the rights and remedies of the Secured Parties hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the termination of all Commitments, the indefeasible repayment of all Obligations in full and the termination of each of the Loan Documents.

(iv)    Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each Motor Vehicle covered thereby.

(v)     So long as no Event of Default shall have occurred and be continuing, upon the request of any Grantor, the Secured Parties shall execute and deliver to such Grantor such instruments as such Grantor shall reasonably request to remove the notation of the Secured Parties as lienholder on any certificate of title for any Motor Vehicle; provided that any such instruments shall be delivered, and the release effective, only upon receipt by the Secured Parties of a certificate from such Grantor, stating that the Motor Vehicle, the Lien on which is to be released, is to be sold or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), the amount that such Grantor will receive as sale proceeds or insurance proceeds and any proceeds of such sale or casualty loss shall be paid to the Secured Parties hereunder to be applied to the Obligations then outstanding.

(k)          Control of Collateral.  Each Grantor hereby agrees to take any or all action that may be necessary or desirable or that the Secured Parties may request in order for the Secured Parties to obtain control in accordance with Sections 9.104, 9.105, 9.106, and 9.107 of the Code with respect to the following Collateral: (i) Deposit Accounts, (ii) Electronic Chattel Paper, (iii) Investment Property and (iv) Letter-of-Credit Rights.

(1)          Inspection and Reporting.  Each Grantor shall permit the Secured Parties, or any agents or representatives thereof or such professionals or other Persons as the Secured Parties may designate at any time and from time to time, at the expense of the Borrowers during normal business hours and upon reasonable advance notice to the Grantors, (i) to examine and make copies of and abstracts from such Grantor’s records and books of account, (ii) to visit and inspect its properties, (iii) to verify materials, leases, notes, Inventory and other assets of such Grantor from time to time, (iv) to conduct audits, physical counts, appraisals and/or valuations, Phase I and Phase II Environmental Site Assessments or examinations at the locations of such Grantor, and (v) to discuss such Grantor’s affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, in each case as provided in the Loan Agreement.

Section 6.         Additional Provisions Concerning the Collateral.

(a)          Financing Statements.  Each Grantor hereby (i) authorizes the Secured Parties at any time and from time to time to file financing statements, continuation statements and amendments thereto, relating to the Collateral and (ii) ratifies such authorization to the extent that the Secured Parties has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)          Power of Attorney.  Each Grantor hereby irrevocably appoints the Secured Parties as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the  name of such Grantor or otherwise, from time to time in the Secured Parties’ discretion, to take any action and to execute any instrument which the Secured Parties may deem necessary or advisable to accomplish the purposes of this Security Agreement (subject to the rights of a Grantor under this Security Agreement), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Secured Parties pursuant to Section 5(e) hereof, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) or (ii) above, (iv) to file any claims or take any action or institute any proceedings which the Secured Parties may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Secured Parties with respect to any Collateral, and (v) to execute assignments, licenses and other documents to enforce the rights of the Secured Parties with respect to any Collateral. This power is coupled with an interest and is irrevocable until the termination of all Commitments, the indefeasible repayment of all of the Obligations in full and the termination of each of the Loan Documents.

(c)          Intellectual Property License.  For the purpose of enabling the Secured Parties to exercise rights and remedies hereunder, at such time as the Secured Parties shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Secured Parties, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by any Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Loan Agreement that limit the right of a Grantor to dispose of its property and Section 5(e) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Secured Parties shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this Section 6(c) as to any Intellectual Property). Further, upon the indefeasible payment in full of all of the Obligations and after the cancellation or termination of the Loan, the Secured Parties (subject to Section III hereof) shall release and reassign to the Grantors all of the Secured Parties’ right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever. The exercise of rights and remedies hereunder by the Secured Parties shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this Section 6(c). Each Grantor hereby releases the Secured Parties from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Secured Parties under the powers of attorney granted herein other than actions taken or omitted to be taken through the Secured Parties’ gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d)          Secured Parties May Perform.  If any Grantor fails to perform any agreement contained herein as and when required, the Secured Parties may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Secured Parties, and the expenses of the Secured Parties incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 8 hereof and shall be secured by the Collateral.

(e)          No Secured Party Duty.  The powers conferred on the Secured Parties hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Parties shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(f)           No Secured Party Liability.  Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Secured Parties of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Secured Parties shall not have any obligation or liability by reason of this Security Agreement under the Licenses or with respect to any of the other Collateral, nor shall the Secured Parties be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g)          Subordination to A/R Facility.  Secured Parties agree that in the event any Grantor obtains financing secured by its Accounts pursuant to an A/R Facility, each of the Secured Parties shall, and do hereby, subordinate its lien and security interest granted hereunder in Grantors’ Accounts to any lender or factor granting financing to such Grantor under such A/R Facility so that such lender or factor shall have a first priority security interest in, but only in, such Grantor’s Accounts, and the Secured Parties’ security interests therein shall be second in priority to such lender or factor.

Section 7.         Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a)          Remedies Under the Code.  The Secured Parties may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Secured Parties’ name or into the name of its nominee or nominees (to the extent the Secured Parties has not theretofore done so) and thereafter receive, for the benefit of the Secured Parties, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Secured Parties forthwith, assemble all or part of the Collateral as directed by the Secured Parties and make it available to the Secured Parties at a place or places to be designated by the Secured Parties that is reasonably convenient to both parties, and the Secured Parties may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Secured Parties’ rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Parties’ offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Parties may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Secured Parties may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least five (5) days’ prior notice to a Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Secured Parties shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Secured Parties may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Secured Parties accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Secured Parties shall be made without warranty, (ii) the Secured Parties may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral. In addition to the foregoing, (i) upon notice to any Grantor from the Secured Parties, each Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Secured Parties may, at any time and from time to time, upon ten (10) days’ prior notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Secured Parties shall in its sole discretion determine; and (iii) the Secured Parties may, at any time, pursuant to the authority granted in Section 6 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b)          Cash and Cash Proceeds.  Any cash held by the Secured Parties as Collateral and all Cash Proceeds received by the Secured Parties in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Secured Parties, be held by the Secured Parties as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Secured Parties pursuant to Section 8 hereof) in whole or in part by the Secured Parties against, all or any part of the Obligations in such order as the Secured Parties shall elect, consistent with the provisions of the Loan Agreement. Any surplus of such cash or Cash Proceeds held by the Secured Parties and remaining after indefeasible payment in full of all of the Obligations after all Commitments have been terminated shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(c)          Grantors’ Deficiency Liability.  In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in the Loan Agreement for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Secured Parties to collect such deficiency.

(d)          Disposition of Collateral.  Each Grantor hereby acknowledges that if the Secured Parties complies with any applicable state or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(e)          No Marshalling Required.  The Secured Parties shall not be required to marshall any present or future collateral security (including, but not limited to, this Security Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Secured Parties’ rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Secured Parties’ rights under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

Section 8.          Indemnity and Expenses.

(a)          Claims, Damages, Etc.  Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless each Secured Party from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, legal fees, costs, expenses, and disbursements of counsel) to the extent that they arise out of or otherwise result from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting solely and directly from such Person’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b)          Fees and Courts.  Each Grantor jointly and severally agrees to pay to the Secured Parties upon demand the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Secured Parties and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Secured Parties), which the Secured Parties may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Parties hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

Section 9.         Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to a Grantor, to it at its address specified in the Loan Agreement and if to the Secured Parties, to them at their addresses specified in the Loan Agreement; or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 9. All such notices and other communications shall be effective (i) if sent by certified mail, return receipt requested, when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation is received, or (iii) if delivered, upon delivery.

Section 10.      Security Interest Absolute.  All rights of the Secured Parties, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Loan Agreement or any other agreement or instrument relating thereto, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Loan Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any part of the Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Obligations. All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

Section 11.       Miscellaneous.

(a)          Amendments.  No amendment of any provision of this Security Agreement shall be effective unless it is in writing and signed by each Grantor and the Secured Parties, and no waiver of any provision of this Security Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Secured Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)         No Deemed Waivers.  No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c)          Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction and shall not render unenforceable or invalid any other provisions of this Security Agreement not so prohibited or rendered unenforceable, and such remaining provisions shall continue in full force and effect.

(d)         Continuing Security Interest.  This Security Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until (A) the indefeasible payment in full of all of the Obligations, and (B) the termination of all of the Commitments; and (ii) be binding on each Grantor and all other Persons who become bound as debtor to this Security Agreement in accordance with Section 9.203(d) of the Code and shall inure, together with all rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective permitted successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, to the extent permitted under the Loan Agreement, the Secured Parties may assign or otherwise transfer their rights and obligations under this Security Agreement and any other Loan Document, to any other Person and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Secured Parties herein or otherwise. Upon any such assignment or transfer, all references in this Security Agreement to any such Secured Party shall mean the assignee of such Secured Party.  None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Secured Parties, and any such assignment or transfer shall be null and void.

(e)          Security Agreement Termination.  Upon the satisfaction in full of the Obligations and the termination of all of the Commitments, (i) this Security Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Secured Parties will, upon the Grantors’ request and at the Grantors’ expense, (A) return to the Grantors such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

(f)          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUEDAND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

(g)          Legal Action.  ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND APPELLATE COURTS THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS. WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(h)         Waiver of Jury Trial.  EACH OF THE GRANTORS AND (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS AGREEMENT) THE SECURED PARTIES WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR OTHER ACTION OF THE PARTIES HERETO.

(i)           Service of Process.  Each Grantor irrevocably consents to the service of process of any of the aforesaid courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address provided herein, such service to become effective ten (10) days after such mailing.

(j)           Other Forms of Service.  Nothing contained herein shall affect the right of the Secured Parties to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Grantor or any property of any Grantor in any other jurisdiction.

(k)          Waiver of Punitive/Consequential Damages.  Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover, in any legal action, suit or proceeding arising out of this Security Agreement or any other Loan Document, any special, exemplary, punitive or consequential damages.

(1)          Section Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Security Agreement for any other purpose.

(m)         Counterpart Signatures.  This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same Security Agreement.

(n)         Joint and Several Obligations.  All of the obligations of the Grantors hereunder are joint and several. The Secured Parties may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably. In addition, the Secured Parties may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors. The release or discharge of any Grantor by the Secured Parties shall not release or discharge any other Grantor from the obligations of such Person hereunder.

(o)          Amendment and Restatement.  The Parties hereto agree that, as set forth in the recitals to this Security Agreement, with the intention that all indebtedness, obligations, liens, and security interests relate back and continue to run, without lapse, from the effective date of the Prior Loan Documents and the date of attachment and perfection of the collateral under the Prior Security Agreement. This Security Agreement continues, amends and restates in its entirety but does not release or extinguish the Security Agreement. This Security Agreement does not constitute a novation and, from and after the date hereof, the Prior Security Agreement shall be of no force or effect except to evidence the incurrence of each of the Grantor’s obligations thereunder and the grant of Liens therein or pursuant thereto.

(p)          Construction.  Grantors and Secured Parties each acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Security Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Grantors and Secured Parties.

(q)          ENTIRE AGREEMENT; AMENDMENT.  THIS WRITTEN SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RELATED DOCUMENTS BETWEEN GRANTORS AND SECURED PARTIES CONCERNING THE TERMS OF THE SECURITY INTERESTS GRANTED THEREUNDER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEAOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL SECURITY AGREEMENTS BETWEEN THE PARTIES.  THE PROVISIONS OF THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS AND RELATED DOCUMENTS MAY ONLY BE AMENDED OR WAIVED BY AGREEMENT IN WRITING SIGNED BY THE PARTIES.

[The signatures appear on the following page]

IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

Grantors

HEMIWEDGE INDUSTRIES, INC.

By:
Name: Matthew C. Flemming
Title: CFO and Secretary

HEMIWEDGE VALVE CORPORATION

By:
Name: Matthew C. Flemming
Title: CFO and Secretary

Secured Parties

EADS INVESTMENTS I, INC.

By:
Name: Rodney Eads
Title: Member

By:
D. Bradley McWilliams

SCHEDULE I

Grantors

Company Name	Jurisdiction of Organization	Organizational I.D.
Hemiwedge Industries	Delaware	20-2091210
Hemiwedge Valve Corporation	Texas	03-0453686

SHEDULE II

Intellectual Property

I.  Patents and Patent Applications in USA- See Attached Schedule (Owned by Hemiwedge but Licensed to Tejas/Gilmore)

II.  Patents and Patent Applications outside the USA-See Attached Schedule (Owned by Hemiwedge but Licensed to Tejas/Gilmore)

III.  Tradenames

Company Name

Hemiwedge Industries, Inc.

Hemiwedge Valve Corporation

IV.  Licences-See Attached

(i)           Trademark Licenses
(ii)           Patent Licenses

SCHEDULE II

IV.  LICENSES

LICENSES GRANTED BY HEMIWEDGE

Pursuant to that certain Intellectual Property Transfer Agreement dated as of October 14, 2008 by and among Hemiwedge  (“Transferor”) and Tejas Research and Engineering LP (“Transferee”), Hemiwedge licensed the Licensed Hemiwedge Intellectual Property (see Schedule A attached hereto) to Tejas.

LICENSES GRANTED TO HEMIWEDGE

Pursuant to that certain Intellectual Property Transfer Agreement dated as of October 14, 2008 by and among Hemiwedge  (“Transferor”) and Tejas Research and Engineering LP (“Transferee”).

Tejas/Transferee granted certain licenses back to Hemiwedge/Transferor as more particularly set forth below and in Schedule B attached hereto:

(a)           License for Hemiwedge Cartridge Valves. TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, or otherwise commercialize or develop Hemiwedge Cartridge Valves (i) for a production manifold above water on a production platform or vessel in Canadian waters only, and (ii) in connection with offshore platforms and other floating production vessels with TRANSFEROR’s ANSI class and API Specification 6D product line.

(b)           License for Sale of Mud Diverter Valves.  TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, or offer for rent Hemiwedge Products consisting of above-ground mud diverter valves within ANSI class product specifications for a period of eighteen (18) months from the Effective Date; provided, however, that the parties shall share equally the profits (defined as net revenue minus cost of goods sold and sales commissions) from all TRANSFEROR’s sales or rentals of such mud diverter valves to any third party other than Black Gold Rental Tools, Inc., of Corpus Christi, Texas (“Black Gold”).  For clarity, TRANSFEROR shall have the rights to all profits from sales or rentals of such mud diverter valves to Black Gold.

(b)(1)   Additional License for Sale of Mud Diverter Valves.

Black Gold. On October 30, 2009 TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property a non-exclusive, royalty bearing, non-sublicensable right to make, use, sell, offer for sale, rent, or offer for rent Hemiwedge Products consisting of above-ground mud diverter valves within ANSI class product specifications solely to Black Gold Rental Tools Inc of Corpus Christi, Texas it being understood that no such license is being granted to make, use, sell, offer for sale, rent, or offer for rent to any other party under this Section other than Black Gold. The licenses granted under this Section shall begin on April 18, 2010 and expire on October 18, 2013.

(b)(2) MPO/CPD. On October 30, 2009 TRANSFEREE grants to TRANSFEROR under the Licensed Hemiwedge Intellectual Property a non-exclusive, royalty bearing, non-sublicensable right to make, use, sell, offer for sale, rent, or offer for rent Hemiwedge Products consisting of above-ground mud diverter valves within ANSI class product specifications solely to Managed Pressure Operations, PTE, LTD and or its joint venture partner CPD Oilwell of Singapore (together “MPO/CPD”), it being understood that no such license is being granted to make, use, sell, offer for sale, rent, or offer for rent to any other party under this Section to any other party under this Section other than MPO/CPD. The licenses granted under this Section license shall be deemed effective on October 18, 2008 and expire on October 18, 2013.

(b)(3)    Royalties. In consideration of the licenses granted pursuant to (b).(1). and (b)(2). above, TRANSFEROR agrees to pay to TRANSFEREE a royalty equal to 5% of the gross revenues received by TRANSFEROR  and its affiliates in any way relating to the sale, rental, lease or other transfer of Hemiwedge Products by TRANSFEROR or its affiliates to Black Gold and MPO/CPD. All such payments shall be made on a calendar quarter basis within 30 days after the end of each quarter.

(c)           License of Specialty Valves Outside the Combined Fields of Use.  TRANSFEREE grants to TRANSFEROR under the Assigned Hemiwedge Intellectual Property the non-exclusive, royalty-free, and sublicenseable right to make, use, sell, offer for sale, rent, offer for rent, modify, reproduce, or otherwise commercialize or develop Hemiwedge Products for any and all uses outside of any and all of the Combined Fields of Use.

(d)           Further Licenses Granted to Hemiwedge. If Transferee prosecutes and maintains any of the Licensed Hemiwedge Intellectual Property, Transferee shall grant to Transferor a royalty free license to use any patent rights not within the Combined Fields of Use.

SCHEDULE A – LICENSED HEMIWEDGE INTELLECTUAL PROPERTY

a.	U.S. Patent Number 4,962,911, titled “Hemiwedge Valve” (expired)

b.	U.S. Patent Number 5,333,834, titled “Valve Driver”

c.	U.S. Patent Number 5,507,469, titled “Valve Actuator System for Initial Torque Reduction”

d.	U.S. Patent Number 7,357,145, titled “High-pressure, Hemi-wedge Cartridge Valve”

e.	U.S. Patent Application Publication Number 2008/0093575, titled “Rotatable Wedge Valve Mechanism And Method For Manufacture”

f.	U.S. Patent Application Publication Number 2008/0099076, titled “Rotatable Wedge Cartridge Valve Mechanism And Method For Assembly And Disassembly”

g.	U.S. Patent Application Publication Number 2008/0179558 (U.S. Patent Application Serial Number 11/699518), titled “Self-adjusting Seat For Rotary Valve” (abandoned)

h.	WO2008/051886, titled “Rotatable Wedge Valve Mechanism And Method For Manufacture”

i.	WO2008/055050, titled “Rotatable Wedge Cartridge Valve Mechanism And Method For Assembly And Disassembly”

j.	WO1996/035068 (PCT/US96/05980), titled “Valve Actuator System for Initial Torque Reduction” (expired)

k.	WO1994/023228 (PCT/US94/03360), titled “Valve Driver” (expired)

l.	Trademark No. 1983828 -Mark: HEMIWEDGE

m.
00101 – PCT application Serial No. PCT/US2006/006206, filed February 22, 2006, entitled  “High-Pressure, Hemi-Wedge Cartridge Valve” with a priority of Provisional Application Serial No. 60/658,548, filed March 4, 2005 entitled “High Pressure, Hemi-Wedge Cartridge Valve”  (Hemiwedge) – Expired

n.
00102 – Australia National Phase Entry Application Serial No. 2006221029 with an effective file date of February 22, 2006, and a priority of PCT application Serial No. PCT/US2006/006206, filed February 22, 2006, entitled  “High-Pressure, Hemi-Wedge Cartridge Valve” with a priority of Provisional Application Serial No. 60/658,548, filed March 4, 2005 entitled “High Pressure, Hemi-Wedge Cartridge Valve” (Hemiwedge) – Pending

o.
00103 – Brazil National Phase Entry Application Serial No.  PI0609353-1 with an effective file date of February 22, 2006, and a priority of PCT application Serial No. PCT/US2006/006206, filed February 22, 2006, entitled  “High-Pressure, Hemi-Wedge Cartridge Valve” with a priority of Provisional Application Serial No. 60/658,548, filed March 4, 2005 entitled “High Pressure, Hemi-Wedge Cartridge Valve” (Hemiwedge) – Pending

p.
00104 – Canada National Phase Entry Application Serial No. 2599954 with an effective file date of February 22, 2006, and a priority of PCT application Serial No. PCT/US2006/006206, filed February 22, 2006, entitled  “High-Pressure, Hemi-Wedge Cartridge Valve” with a priority of Provisional Application Serial No. 60/658,548, filed March 4, 2005 entitled “High Pressure, Hemi-Wedge Cartridge Valve” (Hemiwedge) – Pending

q.
00105 – EPO National Phase Entry Application Serial No. 06735740.0 with an effective file date of February 22, 2006, and a priority of PCT application Serial No. PCT/US2006/006206, filed February 22, 2006, entitled  “High-Pressure, Hemi-Wedge Cartridge Valve” with a priority of Provisional Application Serial No. 60/658,548, filed March 4, 2005 entitled “High Pressure, Hemi-Wedge Cartridge Valve” (Hemiwedge) – Abandoned

r.
00201 – PCT application Serial No. PCT/US07/82048, filed October 22, 2007, entitled  “Rotatable Wedge Valve Mechanism and Method for Manufacture” with a priority of Nonprovisional Application Serial No. 11/584,679, filed October 20, 2006, entitled “Rotable Wedge Valve Mechanism and Method for Manufacture” (Hemiwedge) – Expired

s.	00205 - Canada National Phase Entry Application Serial No. 2,667,123; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Hemiwedge) – Pending

t.
00301 – PCT application Serial No. PCT/US07/82613, filed October 26, 2007, entitled “Rotatable Wedge Valve Mechanism and Method for Assembly and Disassembly” with a priority of Nonprovisional Application Serial No.11/588,685, filed October 26, 2007, entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Hemiwedge) – Expired

u.
00501 – PCT application Serial No. PCT/US10/37234, filed June 3, 2010, entitled “Hemi-Wedge Verifiable Shutoff Valve” with a priority of Nonprovisional Application Serial No. 12/478,496, filed June 4, 2009, entitled “Hemi-Wedge Verifiable Shutoff Valve” (Hemiwedge) - Pending

SCHEDULE B – GILMORE VALVE, (ASSIGNEE FROM TEJAS) OWNED  HEMIWEDGE INTELLECTUAL PROPERTY THAT TRANSFEROR HAS LICENSE TO

a.	00202 - EPO National Phase Entry Application Serial No. 07844488.2; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

b.
00203 - Australia National Phase Entry Application Serial No. 2007309130; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

c.
00204 - Mexico National Phase Entry Application Serial No. MX/a/2009/004083; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

d.	00206 - UAE National Phase Entry Application Serial No. 353/2009; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

e.
00207 - Brazil National Phase Entry Application Serial No. PI 0717637-6; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

f.
00208 - India National Phase Entry Application Serial No. 2435/DELNP/2009; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

g.	00209 - Norway National Phase Entry Application Serial No. 2009 1506; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

h.
00210 - China National Phase Entry Application Serial No. 200780045104.2; national entry of 00201; entitled “Rotatable Wedge Valve Mechanism and Method for Manufacture” (Gilmore Valve Company) – Pending

i.
00302 - EPO National Phase Entry Application Serial No. 07863538.0; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

j.
00303 - Australia National Phase Entry Application Serial No. 2007313800; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

k.
00304 - Mexico National Phase Entry Application Serial No. MX/a/2009/004193; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

l.
00305 - Canada National Phase Entry Application Serial No. 2,667,294; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

m.
00306 - UAE National Phase Entry Application Serial No. 382/2009; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

n.
00307 - Brazil National Phase Entry Application Serial No. PI 0718001-2; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

o.
00308 - India National Phase Entry Application Serial No. 2437/DELNP/2009; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

p.
00309 - Norway National Phase Entry Application Serial No. 2009 1507; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

q.
00310 - China National Phase Entry Application Serial No. 200780045093.8; national entry of 00301; entitled “Rotatable Wedge Cartridge Valve Mechanism and Method for Assembly and Disassembly” (Gilmore Valve Company) – Pending

SCHEDULE III

Locations of Grantors

Company	Chief Executive Office	Chief Place of Business	Books and Records	Inventory, Equipment, Etc.
Hemiwedge Industries, Inc.	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301
Hemiwedge Valve Corporation	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301	1011 Beach Airport Road, Conroe Texas 77301

SCHEDULE IV

Bank Accounts

Company	Bank or Broker	Address	Account Number	Purpose
Hemiwedge Industries, Inc.	NA	N/A	N/A	N/A
Hemiwedge Valve Corporation	Wells Fargo Bank and Trust Company	21314 Kuykendahl Road, Spring Texas 77379	3214114674

SCHEDULE V

UCC-1 Financing Statements

Filing Jurisdiction	Grantor	Secured Party

District of Columbia	Hemiwedge Industries, Inc.	Eads Investments I, LLC
and
D. Bradley McWilliams

District of Columbia	Hemiwedge Valve Corporation	Eads Investments I, LLC
and
D. Bradley McWilliams

Delaware	Hemiwedge Industries, Inc.	Eads Investments I, LLC
and
D. Bradley McWilliams

Texas	Hemiwedge Valve Corporation	Eads Investments I, LLC
and
D. Bradley McWilliams

SCHEDULE VI

Commercial Tort Claims

NONE